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                                                      Exhibit 99.B(d)(2)(I)(iii)

                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

         For the services provided by Fidelity Management & Research Company ("Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the combined average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

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SERIES                                         RATE
------                                         ----
ING FMR(SM) Diversified Mid Cap Portfolio      0.40% on first $250 million; and
                                               0.35% thereafter

ING FMR(SM) Earnings Growth Portfolio          0.40% on first $250 million; and
                                               0.35% thereafter

ING FMR(SM) Equity Income Portfolio            0.35% on first $250 million;
                                               0.30% on next $250 million;
                                               0.25% on next $1 billion

                                               Once assets reach $1.5 billion, 0.275% on all assets
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